Exhibit 4.2

BRIGGS & STRATTON CORPORATION, as Issuer

BRIGGS & STRATTON POWER PRODUCTS GROUP, LLC, as Guarantor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

6  7/8% SENIOR NOTES DUE 2020

FIRST SUPPLEMENTAL INDENTURE DATED AS OF

December 20, 2010

TO THE INDENTURE DATED AS OF

December 20, 2010

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ARTICLE 5

SUCCESSORS

SECTION 5.01.	Merger, Consolidation or Sale of Assets	47
SECTION 5.02.	Successor Company Substituted	48

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01.	Events of Default and Remedies	48
SECTION 6.02.	Acceleration	50

ARTICLE 7

[RESERVED]

ARTICLE 8

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 8.01.	With Consent of Holders	51
SECTION 8.02.	Without Consent of Holders	52

ARTICLE 9

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 9.01.	Discharge of Liability on Securities; Defeasance	53
SECTION 9.02.	Conditions to Defeasance	54

ARTICLE 10

SUBSIDIARY GUARANTEE

SECTION 10.01.	Guarantee	55
SECTION 10.02.	Limitation on Subsidiary Guarantor Liability	57
SECTION 10.03.	Execution and Delivery of Subsidiary Guarantee	57
SECTION 10.04.	Subsidiary Guarantors May Consolidate, etc., on Certain Terms	57
SECTION 10.05.	Releases	58
SECTION 10.06.	Additional Subsidiary Guarantors	58

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BRIGGS & STRATTON CORPORATION

RECONCILIATION AND TIE BETWEEN TRUST INDENTURE ACT OF 1939

AND FIRST SUPPLEMENTAL INDENTURE DATED AS OF DECEMBER 20, 2010

Section of Trust Indenture Act of 1939		Section(s) of First Supplemental Indenture
§ 310	(a)(1)	N.A.
	(a)(2)	N.A.
	(a)(3)	N.A.
	(a)(4)	N.A.
	(a)(5)	N.A.
	(b)	N.A.
	(c)	N.A.
§ 311	(a)	N.A.
	(b)	N.A.
	(c)	N.A.
§ 312	(a)	N.A.
	(b)	N.A.
	(c)	N.A.
§ 313	(a)	N.A.
	(b)(1)	N.A.
	(b)(2)	N.A.
	(c)	N.A.
	(d)	N.A.
§ 314	(a)	4.03
	(b)	N.A.
	(c)(1)	N.A.
	(c)(2)	N.A.
	(c)(3)	N.A.
	(d)	N.A.
	(e)	N.A.
§ 315	(a)	N.A.
	(b)	N.A.
	(c)	N.A.
	(d)	N.A.
	(e)	N.A.
§ 316	(a)(1)(A)	N.A.
	(a)(1)(B)	N.A.
	(a)(2)	N.A.
	(a) (last sentence)	N.A.
	(b)	N.A.
§ 317	(a)(1)	N.A.
	(a)(2)	N.A.
	(b)	N.A.
§ 318	(a)	12.01
	(b)	N.A.
	(c)	N.A.

Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of this Supplemental Indenture.

This FIRST SUPPLEMENTAL INDENTURE, dated as of December 20, 2010 (this “Supplemental Indenture”), is by and among Briggs & Stratton Corporation, a Wisconsin corporation (such corporation and any successor under the Indenture, the “Company”), Briggs & Stratton Power Products Group, LLC (such corporation and any successor under the Subsidiary Guarantee, the “Guarantor”) and Wells Fargo Bank, National Association, a national banking association, as trustee (such institution and any successor under the Indenture, the “Trustee”).

WITNESSETH:

WHEREAS, the Company has executed and delivered an indenture, dated as of December 20, 2010 (the “Base Indenture”), with the Trustee providing for the issuance from time to time of one or more series of the Company’s senior debt securities;

WHEREAS, Section 2.01 of the Base Indenture provides that the Company may establish the form or terms of debt securities of any series as permitted by Sections 2.01, 2.02 and 2.03 of the Base Indenture;

WHEREAS, the Company is entering into this Supplemental Indenture to establish the form and terms of its 6 7/8% Senior Notes due 2020 (the “Notes”, which defined term shall include the Initial Notes and any Additional Notes);

WHEREAS, the Base Indenture is incorporated herein by reference and the Base Indenture, as supplemented by this Supplemental Indenture, is herein called this “Indenture”; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding obligation of the Company and the Guarantor have been done or performed.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company, the Guarantor and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Notes.

ARTICLE 1

ESTABLISHMENT; DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Establishment.

(a) There is hereby established a new series of Securities to be issued under this Supplemental Indenture, to be designated as the Company’s “6 7/8% Senior Notes due 2020”.

(b) There are to be authenticated and delivered on the date hereof $225,000,000 aggregate principal amount of the Notes. Additional Notes may be issued under this Supplemental Indenture after the date hereof in accordance with Section 2.03.

(c) The Notes shall be issued substantially in the form of Exhibit A hereto (subject, in the case of Additional Notes, to revisions to reflect the terms thereof established in accordance with Section 2.03).

(d) Each Note shall be dated the date of authentication thereof and shall bear interest from the date of original issuance thereof or from the most recent date to which interest has been paid or duly provided for.

(e) With respect to the Notes (and the Subsidiary Guarantee) only, the Base Indenture shall be supplemented pursuant to Section 2.01 thereof to establish the terms of the Notes (and the Subsidiary Guarantee) as set forth in this Supplemental Indenture, including as follows:

(i) the provisions of Section 4.01 of the Base Indenture are deleted and replaced in their entirety by the provisions of Section 4.01 hereof;

(ii) the provisions of Sections 4.05 and 4.06 of the Base Indenture are deleted in their entirety;

(iii) the provisions of Section 4.07 of the Base Indenture are deleted and replaced in their entirety by the provisions of Section 4.02 hereof;

(iv) the provisions of Section 4.08 of the Base Indenture are deleted and replaced in their entirety by the provisions of Section 4.03 hereof;

(v) the provisions of Article V of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 5 hereof;

(vi) the provisions of Sections 6.01 and 6.02 of the Base Indenture are deleted and replaced in their entirety by the provisions of Sections 6.01 and 6.02 hereof;

(vii) the provisions of Sections 8.01 and 8.02 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 8 hereof;

(viii) the provisions of Sections 9.01 and 9.02 of the Base Indenture are deleted and replaced in their entirety by the provisions of Article 9 hereof;

(ix) payment by wire transfer of immediately available funds will be required with respect to principal of and interest and premium on all Global Securities and all other Notes the Holders of which shall have provided wire transfer instructions no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its judgment) to the Company or the Paying Agent. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the Security Register.

To the extent that the provisions of this Supplemental Indenture (including those referred to immediately above) conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling solely with respect to the Notes (and the Subsidiary Guarantee).

(f) Unless otherwise expressly specified, references in this Supplemental Indenture to specific Article numbers or Section numbers refer to Articles and Sections contained in this Supplemental Indenture, and not the Base Indenture or any other document.

SECTION 1.02. Certain Definitions.

(a) All capitalized definitional terms used herein and not otherwise defined below shall have the meanings ascribed thereto in the Base Indenture.

(b) Set forth below are certain defined terms used in this Supplemental Indenture and to the extent that a term is defined both herein and in the Base Indenture, unless otherwise specified, the definition in this Supplemental Indenture shall govern solely with respect to the Notes (and the Subsidiary Guarantee).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, to the extent such Indebtedness is secured by such Lien.

“Additional Notes” means any Notes (other than Initial Notes) issued under this Indenture in accordance with Sections 2.03 and 4.09 hereof, as part of the same series as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that for purposes of Section 4.11, beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Procedures” means, with respect to any transfer, redemption or exchange of or for beneficial interests in any Global Security, the rules and procedures of the Depository, Euroclear and Clearstream that apply to such transfer, redemption or exchange.

“Asset Acquisition” means (a) an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or (b) the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means (1) the sale, transfer, conveyance or other disposition of any assets, excluding the issuance or sale of the Company’s Equity Interests (each referred to in this definition as a “disposition”); and (2) the issuance or sale of Equity Interests of any Restricted Subsidiary or sale of Equity Interests in any of its Restricted Subsidiaries; provided that the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by Section 4.13 and/or Section 5.01 and not by Section 4.10.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single disposition or series of related dispositions that involves assets or rights having a Fair Market Value of less than $20.0 million;

(2) dispositions of cash or Cash Equivalents;

(3) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(4) a disposition between or among the Company and its Restricted Subsidiaries or between or among the Company’s Restricted Subsidiaries;

(5) the disposition of equipment, inventory, accounts receivable or other assets or rights in the ordinary course of business;

(6) a Restricted Payment that is permitted by Section 4.07 or an Investment not prohibited by this Indenture;

(7) the disposition of assets that, in the Company’s good faith judgment, are no longer used or useful in the business of the applicable entity;

(8) any trade-in of equipment in exchange for other equipment; provided that in the Company’s good faith judgment, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal to or greater than the equipment being traded in;

(9) the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets between the Company or any of its Restricted Subsidiaries and another Person to the extent that the Related Business Assets received by the Company or the Company’s Restricted Subsidiaries are of equivalent or better Fair Market Value than the Related Business Assets transferred;

(10) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(11) leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of this Indenture;

(12) dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(13) licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice in the ordinary course of business;

(14) any transfer or sale of accounts receivable or other financial assets, or a fractional undivided interest therein, by or to (directly or indirectly) a Receivable Subsidiary in a Qualified Receivables Transaction; or

(15) foreclosures on assets to the extent it would not otherwise result in a Default or Event of Default.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any duly authorized committee thereof;

(2) with respect to a partnership, the board of directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person or, as applicable, another Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would be required to be capitalized on a balance sheet in accordance with GAAP as in effect as of the Issue Date.

“Capital Stock” means:

(1) in the case of a corporation, any and all equity shares, including common stock and preferred stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) time deposits in and certificates of deposit of any Eligible Bank, provided that such time deposits and certificates of deposit have a maturity date not more than two years after the date of acquisition and that the weighted average maturity of all such time deposits and certificates of deposit is one year or less from the respective dates of acquisition;

(4) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clauses (2) and (3) above entered into with any Eligible Bank;

(5) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, provided that such obligations mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition;

(6) commercial paper of any Person other than an Affiliate of the Company and other than structured investment vehicles, provided that such commercial paper has one of the two highest ratings obtainable from either Standard & Poor’s or Moody’s and matures within 180 days after the date of acquisition;

(7) (A) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and (B) overnight and demand deposits in any other bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; and

(8) money market funds substantially all of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Indenture), other than to a Subsidiary Guarantor;

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of this Indenture);

(3) the Company becomes aware that any Person or Group is or has become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company;

(4) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person, other than a Subsidiary Guarantor, consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the outstanding Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting

Stock outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Clearstream” means Clearstream Banking S.A. and any successor thereto.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on or measured by income or profits of such Person and its Restricted Subsidiaries for such period to the extent the same was deducted in computing such Consolidated Net Income; plus

(3) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(4) depreciation, amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any expenses or charges related to any public or private sale of Capital Stock of the Company or any Permitted Investment, acquisition, recapitalization or Indebtedness permitted to be incurred under this Indenture (in each case whether or not consummated) or to the transactions contemplated by the Company’s prospectus supplement dated as of December 15, 2010 relating to the Notes, and, in each case, deducted in such period in computing Consolidated Net Income; plus

(6) the amount of any non-recurring restructuring charges, reserves or litigation settlement costs deducted in such period in computing Consolidated Net Income, including any one-time, non-recurring costs incurred in connection with the closure and/or consolidation of facilities, and any net loss from discontinued operations; plus

(7) any other non-cash charges, including any write off, write down or impairment (with respect to goodwill or otherwise), reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Cash Flow to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period and the reversal of any accrual of, or cash reserve for, anticipated charges in any period where such accrual or reserve is no longer required); plus

(8) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Stock of the Company (other than Disqualified Stock); minus

(9) any non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) solely for purposes of determining the amount available for Restricted Payments under clause (iii) of Section 4.07, the Net Income of any Restricted Subsidiary (other than a Subsidiary Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that, for the avoidance of doubt, Consolidated Net Income shall be increased in amounts equal to the amounts of cash actually received;

(3) the cumulative effect of a change in accounting principles (including as a result of the adoption of International Financial Reporting Standards) will be excluded;

(4) any fees, expenses and debt issuance costs paid in connection with the issuance of the Notes will be excluded;

(5) any non-cash impairment charges or asset write-off or write-down resulting from the application of Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 350 “Intangibles—Goodwill and Other” or ASC Topic 360 “Property, Plant and Equipment,” and the amortization of intangibles arising pursuant to ASC Topic 805 “Business Combinations” or any related subsequent Statement of Financial Accounting Standards will be excluded;

(6) the Net Income from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after-tax basis, will be excluded;

(7) non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary will be excluded;

(8) non-cash gains, losses, income and expenses resulting from fair value accounting required by ASC Topic 815 “Derivatives and Hedging” or any related subsequent Statement of Financial Accounting Standards will be excluded; and

(9) any net unrealized gain or loss (after any offset) resulting from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net gain or loss resulting from obligations under Hedging Obligations for currency exchange risk) and any foreign currency translation gains or losses will be excluded.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1) all of the Consolidated Total Indebtedness of the Company to the extent that it is secured by Liens as of the end of the most recent fiscal period for which financial statements of the Company are publicly available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) Consolidated Cash Flow of the Company for the most recently ended four full fiscal quarters for which financial statements of the Company are publicly available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated Cash Flow as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Consolidated Tangible Assets” means, as of any date of determination, the total assets less the total intangible assets (including, without limitation, goodwill), in each case as shown on the most recent quarterly or annual (as the case may be) consolidated balance sheet of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and, in the determination relating to the incurrence of Indebtedness, on a pro forma basis including any property or assets being acquired in connection therewith.

“Consolidated Total Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries as shown on the most recent quarterly or annual (as the case may be) consolidated balance sheet of the Company.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by promissory notes and similar instruments and (2) the aggregate amount of all of the Company’s outstanding Disqualified Stock on a consolidated basis, with the amount of such Disqualified Stock equal to the greater of its voluntary or involuntary liquidation preference and maximum fixed repurchase price, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on the date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined reasonably and in good faith by the Company.

“Credit Agreement” means that certain Amended and Restated Multicurrency Credit Agreement, dated as of July 12, 2007, as amended to date, by and among the Company and the guarantors, agents and lenders from time to time party thereto, including any related notes, letters of credit, guarantees, security and collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, supplemented, renewed, refunded, replaced, restructured, restated or refinanced in whole or in part from time to time (including any agreement to extend the maturity thereof, increase the amount of available borrowings thereunder (provided that such increase is permitted by Section 4.09 hereof) and/or add borrowers or guarantors), in each case with respect to such agreement or any successor or replacement agreement and whether under the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Credit Facilities” means one or more credit facilities or agreements (including, without limitation, the Credit Agreement and any Qualified Receivables Transaction) or commercial paper facilities or indentures, in each case with investment or commercial banks or other institutional lenders providing for, or acting as initial purchasers of, Indebtedness constituting revolving credit loans, term loans, notes, debentures, securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or bankers’ acceptances, in each case, as amended, restated, modified, renewed, refunded, replaced, restructured, restated or refinanced (including any agreement to extend the maturity thereof and adding additional borrowers or guarantors) in whole or in part from time to time and including increasing the amount of available borrowings thereunder; provided that such increase is permitted by Section 4.09.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate delivered by the Company to the Trustee, setting forth the basis of such valuation less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Notes mature; provided that only the portion of such Capital Stock which matures, is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the Holder thereof before such date will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07.

“Domestic Subsidiary” means any Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Eligible Bank” means (a) any lender party to the Credit Agreement and (b) a bank or trust company that (i) is licensed, chartered or organized and existing under the laws of the United States of America or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Indebtedness for borrowed money of which is rated at least “A-2” by Moody’s or at least “A” by Standard & Poor’s.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear systems, and any successor thereto.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the Issue Date (including available but undrawn commitments to extend Indebtedness to the Company and its Subsidiaries).

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions or any investment, asset or other property, as the case may be, the fair market value thereof as determined in good faith by the Company. In the case of a transaction between the Company or a Restricted Subsidiary, on the one hand, and a Receivable Subsidiary, on the other hand, if the Company determines in its sole discretion that such determination is appropriate, a determination as to Fair Market Value may be made at the commencement of the transaction and be applicable to all dealings between the Receivable Subsidiary and the Company or such Restricted Subsidiary during the course of such transaction.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the Fixed Charges of such Person attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis will be computed based on the average daily balance of such Indebtedness during the four-quarter reference period and using the interest rate in effect at the end of such period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) “Consolidated Cash Flow” and “Fixed Charges” shall be calculated after giving effect to the elimination or reduction of the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate or equity owner of the entity involved in any Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced;

(2) Asset Acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (calculated in accordance with Regulation S-X promulgated under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(3) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date (including in any Asset Sale), will be excluded; and

(4) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date (including in any Asset Sale), will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

provided that whenever pro forma effect is to be given to an acquisition or a disposition, the amount of income or earnings related thereto (including the incurrence of any Indebtedness and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, regardless of whether those expense and cost reductions could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any regulation or policy of the SEC related thereto) shall be reasonably determined in good faith by one or more of the Company’s responsible senior financial or accounting officers.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

(2) any interest expense on Indebtedness of another Person to the extent that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(3) the product of (a) all dividends and other distributions paid or accrued during such period in respect of Disqualified Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Capital Stock other than Disqualified Stock), times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time, which may include International Financial Reporting Standards as in effect from time to time; provided, however, that, for purposes of this Indenture, the determination of whether a lease constitutes a capital lease or an operating lease, and whether obligations arising under a lease are required to be capitalized on the balance sheet of the lessee thereunder, shall be determined by reference to GAAP as in effect on the Issue Date. The Company may, however, on any date elect to establish that GAAP shall mean GAAP as in effect on such date (except with respect to leases, which shall in all cases be subject to the proviso in the immediately preceding sentence) by giving notice of such election to the Trustee.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Group” has the meaning set forth in the definition of “Change of Control.”

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

(3) foreign exchange contracts, currency swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in currency values; and

(4) swap agreements or other agreements or arrangements designed to protect such Person against fluctuations in prices of commodities, materials and/or other products used in the business of such Person or any of its Subsidiaries.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding indebtedness payable to the Company or any of its Subsidiaries), whether or not contingent, but excluding in any case any obligation of the type described in clause (5) below that constitutes an accrued expense, trade payable or current liability:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (without double counting reimbursement obligations in respect thereof);

(3) constituting reimbursement obligations of such Person with respect to letters of credit, bankers’ acceptances or similar facilities (excluding obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables) issued for the account of such Person; provided that such obligations shall not constitute Indebtedness except to the extent drawn and not repaid within five Business Days;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the net amount payable (after giving effect to permitted set-offs) if the Hedging Obligations were terminated on such date due to a default of such Person, in the case of any Indebtedness described in clause (6) above;

(3) the stated or determinable amount of or, if not stated or if indeterminable, the maximum reasonably anticipated liability under the Guarantee, in the case of Guarantees of any Indebtedness of any other Person;

(4) the amount of any Non-recourse Debt outstanding as of any date, to the extent such Non-recourse Debt is secured, will be the lesser of (a) the amount of the obligations secured and (b) the Fair Market Value of any pledged assets, in the case of such Indebtedness of others secured by a Lien on the assets of a Person; and

(5) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due.

The amount of Indebtedness of the Company and its Subsidiaries will be calculated without duplication of Guarantees by the Company or its Subsidiaries in respect thereof.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Security through a Participant.

“Initial Notes” means $225,000,000 in aggregate principal amount of Notes issued under this Indenture on the Issue Date.

“Interest Payment Date” means, for so long as the Notes are outstanding, June 15 and December 15 of each year, commencing June 15, 2011, or if any such day is not a Business Day, the next succeeding Business Day.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by Standard & Poor’s, or an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including Guarantees), advances, capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. In no event will the funding of a pension, defined benefit or other postretirement benefit plan or a guarantee of an operating lease or an ordinary course contract for the sale of goods and services of the Company or any Restricted Subsidiary be deemed an Investment.

“Issue Date” means the date on which the Notes are initially issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge or security interest in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any capital lease in the nature thereof.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating business.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss and net of fees and expenses relating to the transaction giving rise thereto, realized in connection with: (a) any Asset Sale or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the early extinguishment or conversion of any Indebtedness of such Person or any of its Restricted Subsidiaries;

(2) any extraordinary gain, loss, income, expenses or charges (net of fees and expenses relating to the transaction giving rise thereto), together with any related provision for taxes; and

(3) the portion of such net income attributable to non-controlling interests of Subsidiaries.

“Net Proceeds” means, with respect to Asset Sales of any Person, cash received, net of: (1) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (2) all payments made by such Person on any Indebtedness that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Indebtedness, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary) in connection with such Asset Sale; and (3) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction, which is subsequently converted to cash, shall become Net Proceeds only at such time as it is so converted.

“Non-recourse Debt” means Indebtedness as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness, but excluding in the case of a Receivable Subsidiary any Standard Securitization Undertakings) or (b) is directly or indirectly liable as a guarantor or otherwise (except in the case of a Receivable Subsidiary any Standard Securitization Undertakings).

“Non-Recourse Receivable Subsidiary Indebtedness” has the meaning set forth in the definition of “Receivable Subsidiary.”

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Subsidiary Guarantor that ranks pari passu in right of payment with the Notes or the Subsidiary Guarantee, as applicable, subject to mandatory preferences under applicable law, including by operation of bankruptcy, insolvency, liquidation or other similar laws of general application.

“Participant” means, with respect to the Depository, Euroclear or Clearstream, a Person who has an account with the Depository, Euroclear or Clearstream, respectively, and, with respect to The Depository Trust Company, shall include Euroclear and Clearstream.

“Permitted Business” means any business similar in nature to any business conducted by the Company and its Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and its Restricted Subsidiaries on the Issue Date, in each case as determined in good faith by the Company.

“Permitted Investments” means:

(1) any Investment in the Company or in one of its Restricted Subsidiaries;

(2) any Investment in Cash Equivalents;

(3) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes;

(4) any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment:

(a) such Person becomes one of the Company’s Restricted Subsidiaries; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or one of its Restricted Subsidiaries;

(5) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10;

(6) any acquisition of assets to the extent in exchange for the issuance of the Equity Interests (other than Disqualified Stock) of the Company;

(7) any Investments received in compromise of obligations incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(8) Hedging Obligations and other obligations in connection with derivative transactions not prohibited by this Indenture;

(9) Investments in respect of accounts receivable and other extensions of trade credit in the ordinary course of business;

(10) the acquisition of property and assets from suppliers and other vendors in the ordinary course of business;

(11) Investments in respect of prepaid expenses and workers’ compensation, utility, lease and similar deposits, in the ordinary course of business;

(12) Investments in joint ventures and foreign Subsidiaries in the ordinary course of business; and

(13) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value, but net of cash repayments and returns received in respect of such Investment), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding, not to exceed the greater of (x) $75.0 million and (y) 5.0% of the Company’s Consolidated Total Assets at the time of incurrence thereof.

“Permitted Liens” means:

(1) Liens upon the Company’s property or the property of any of the Company’s Restricted Subsidiaries securing (A) Indebtedness under Credit Facilities (and Guarantees thereof) permitted to be incurred pursuant to Section 4.09(b)(i) in an amount not to exceed the greater of (x) the amount permitted to be incurred under Section 4.09(b)(i) and (y) the maximum amount of

Indebtedness such that the Consolidated Secured Debt Ratio would not be greater than 2.75 to 1.00, determined, in each case, at the time of incurrence of such Indebtedness after giving pro forma effect thereto in a manner consistent with the calculation of the Fixed Charge Coverage Ratio, (B) Hedging Obligations relating to such Indebtedness and permitted under the agreements related to the Credit Facilities permitted to be incurred under this Indenture and (C) fees, expenses and other amounts payable with respect to such Credit Facilities or payable pursuant to cash management agreements or agreements with respect to similar banking services relating to such Credit Facilities and permitted under the agreements related thereto;

(2) Liens in favor of the Company or any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any of the Company’s Restricted Subsidiaries or becomes a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such transaction and do not extend to any assets of the Company and the Company’s Restricted Subsidiaries other than the property or assets acquired and the proceeds thereof;

(4) Liens on property existing at the time of acquisition of the property by the Company or any of its Subsidiaries (and Liens on the proceeds thereof); provided that such Liens on the acquired property were in existence prior to the contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of Section 4.09(b) covering only the assets acquired with such Indebtedness (and other assets that, in the ordinary course of business, are subject to Liens in favor of the same creditor or its Affiliates to secure such type of Indebtedness) plus improvements, accessions, proceeds, dividends or distributions in respect thereof;

(7) Liens existing on the Issue Date and any Liens from time to time securing the Notes and/or the Subsidiary Guarantee;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent for more than 90 days, that then remain payable without penalty or that are being contested in good faith; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations incurred in the ordinary course of business; (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services; or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(10) Liens imposed by law, such as carrier’s, supplier’s, workmen’s, warehousemen’s, landlord’s, materialmen’s and mechanic’s Liens and other similar Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith; provided, however, that any reserve or other appropriate provision as will be required to conform to GAAP will have been made for that reserve or provision;

(11) survey exceptions, encumbrances, easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of business, in each case not interfering in any material respect with the Company’s business or assets and the business or assets of its Subsidiaries taken as a whole;

(12) Liens securing Hedging Obligations and other obligations in connection with derivative transactions so long as the related Indebtedness is permitted to be incurred under this Indenture;

(13) Liens incurred by the Company or any Restricted Subsidiary of the Company’s with respect to obligations that do not exceed $75.0 million at the time of incurrence thereof;

(14) Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (3), (4), (6) and (7), to the extent that:

(A) such new Lien is limited to all or part of the same property that secured the original Lien (plus improvements, accessions, proceeds, dividends or distributions in respect thereof) and

(B) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of:

(i) the outstanding principal amount or, if greater, committed amount of the indebtedness secured by Liens described under clause (3), (4), (6) or (7) at the time the original Lien became a Permitted Lien under this Indenture; and

(ii) the amount of any fees and expenses, including premiums and consent fees, related to such Refinancings;

(15) for the avoidance of doubt, other Liens (not securing Indebtedness) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of the Company’s or any Restricted Subsidiary’s assets which do not individually or in the aggregate materially adversely affect the value of the Company and its Restricted Subsidiaries taken as a whole or materially impair the operation of the business of the Company and its Restricted Subsidiaries taken as a whole;

(16) licenses of intellectual property granted in the ordinary course of business;

(17) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and/or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business, (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (iii) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (iv) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(19) Liens securing judgments for the payment of money not constituting an Event of Default;

(20) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary and do not secure any Indebtedness;

(21) any interest or title of an owner of equipment or inventory on loan or consignment to the Company or any of its Restricted Subsidiaries and Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary;

(22) deposits in the ordinary course of business to secure liability to insurance carriers;

(23) options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under this Indenture;

(24) Liens attaching to earnest money deposits (or equivalent deposits otherwise named) made in connection with proposed acquisitions in an amount not to exceed $25.0 million at any time;

(25) Liens on cash and other deposits or net worth imposed in connection with contracts entered into the ordinary course of business; and

(26) Liens securing revenue bonds exempt from Federal income taxation pursuant to the Internal Revenue Code.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries to the extent that it is issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness), to the extent that the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums and consent fees incurred in connection therewith); provided that:

(1) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(2) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(3) such Permitted Refinancing Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Qualified Equity Offering” means any underwritten public or any private offering of Capital Stock (excluding Disqualified Stock) of the Company.

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (a) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable or other financial assets (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable or other financial assets, all contracts and all Guarantees or other obligations in respect of such accounts receivable or other financial assets, proceeds of such accounts receivable or other financial assets and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable or other financial asset financing transaction; provided such transaction is on market terms as determined in good faith by the Company at the time the Company or such Restricted Subsidiary enters into such transaction.

“Rating Agency” means Standard & Poor’s and Moody’s or, if Standard & Poor’s or Moody’s or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors of the Company) which shall be substituted for Standard & Poor’s or Moody’s or both, as the case may be.

“Receivable Subsidiary” means a Subsidiary (other than a Subsidiary Guarantor) that engages in no activities other than in connection with the financing of receivables and other financial assets and that is designated by the Board of Directors of the Company (as provided below) as a Receivable Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any of its Restricted Subsidiaries (excluding Guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any of its Restricted Subsidiaries in any way other than pursuant to Standard Securitization Undertakings or (iii) subjects any property or asset of the Company or any of its Restricted Subsidiaries, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Indebtedness and Obligations meeting the requirements of the foregoing clause (a), “Non-Recourse Receivable Subsidiary Indebtedness”); (b) with which neither the Company nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding (except in connection with a Qualified Receivables Transaction) other than on terms taken as a whole not materially less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees, expenses and indemnities payable in the ordinary course of business in connection with servicing accounts receivable, and (c) to which neither the Company nor any of its Restricted Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve a certain level of operating results. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers’ Certificate in the form required under Section 10.04 of the Base Indenture certifying that such designation complied with the foregoing conditions.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness, including, in any such case from time to time, after the discharge of the Indebtedness being Refinanced. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Permitted Business, provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Replacement Assets” means any properties or assets used or useful in a Permitted Business.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Debt” means:

(1) all Indebtedness of the Company or of any Subsidiary Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of the Company or of any Subsidiary Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or the Subsidiary Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company;

(2) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates (other than Credit Facilities under which an Affiliate is a lender);

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of this Indenture.

“Significant Domestic Subsidiary” means any Significant Subsidiary of the Company which is a Domestic Subsidiary.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the Issue Date, but shall not include any Unrestricted Subsidiary.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating business.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable or other financial asset securitization transaction as determined in good faith by the Company, including Guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means any Indebtedness (whether outstanding on the Issue Date or thereafter incurred) that is subordinated or junior in right of payment to the Notes pursuant to a written agreement, executed by the Person to whom such Indebtedness is owed, to that effect.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or through a Subsidiary, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee of the Company’s Obligations with respect to the Notes on the terms set forth in this Indenture by each of the Subsidiary Guarantors.

“Subsidiary Guarantors” means all of the Company’s current Significant Domestic Subsidiaries and any future Domestic Subsidiary that executes and delivers to the Trustee a supplemental indenture in accordance with the provisions of Section 4.15, and their respective successors and assigns, in each case subject to release in accordance with Section 10.05.

“Treasury Rate” means, as of the applicable Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to the scheduled maturity date of the Notes; provided that if the period from such Redemption Date to the scheduled maturity date of the Notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb) as in effect on the date of this Supplemental Indenture.

“Unrestricted Subsidiary” means any Subsidiary of the Company (or any successor to any of them) that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company’s unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary in any material respect than those that would be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of the Company’s Restricted Subsidiaries.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, the Company will be in default of Section 4.09. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by one of the Company’s Restricted Subsidiaries of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; (2) no Default or Event of Default would be in existence upon giving effect to such designation; and (3) such Subsidiary executes and delivers to the Trustee a supplemental indenture providing for such Subsidiary to become a Subsidiary Guarantor.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

SECTION 1.03. Other Definitions.

Term	Defined in Section

Affiliate Transaction	4.11(a)

Base Indenture	Recitals

Change of Control Offer	4.13(a)

Change of Control Payment	4.13(a)

Change of Control Payment Date	4.13(a)(ii)

Company	Preamble

Covenant Defeasance	9.01(b)

DTC	2.02(a)

Event of Default	6.01

Excess Proceeds	4.10(e)

incur	4.09(a)

Indenture	Recitals

Legal Defeasance	9.01(b)

Notes	Recitals

Offer Amount	3.03(b)

Offer Period	3.03(b)

Payment Default	6.01(vii)(1)

Permitted Debt	4.09(b)

Purchase Date	3.03(b)

Removal Covenants	4.16

Removal Date	4.16

Restricted Payments	4.07

Security Register	4.13(a)

Supplemental Indenture	Preamble

Trustee	Preamble

SECTION 1.04. Incorporation by Reference of Trust Indenture Act.

(a) Whenever this Supplemental Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Supplemental Indenture.

(b) The following Trust Indenture Act terms used in this Supplemental Indenture have the following meanings:

“indenture securities” means the Notes and the Subsidiary Guarantee;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes means the Company, each Subsidiary Guarantor and any successor obligor upon the Notes or the Subsidiary Guarantee.

(c) All other terms used in this Supplemental Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act and not otherwise defined herein have the meanings so assigned to them either in the Trust Indenture Act, by another statute or SEC rule, as applicable.

SECTION 1.05. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) all references in this instrument to “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and subdivisions of this instrument as originally executed;

(f) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(g) “including” means “including without limitation”;

(h) provisions apply to successive events and transactions; and

(i) references to sections of or rules under the Securities Act, the Exchange Act or the Trust Indenture Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the Commission from time to time thereunder.

ARTICLE 2

THE NOTES

Pursuant to Section 2.01 of the Base Indenture, the provisions of this Article 2 establish the form of the Notes under this Supplemental Indenture.

SECTION 2.01. Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made part of this Supplemental Indenture. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth on Exhibit A. Each Note shall be dated the date of its authentication. The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture and the Company, the Guarantor and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

(b) Book-Entry Provisions. This Section 2.01(b) shall only apply to Global Securities deposited with the Trustee, as custodian for the Depository. Participants and Indirect Participants shall have no rights under this Supplemental Indenture with respect to any Global Security held on their behalf by the Depository or by the Trustee as the custodian for the Depository or under such Global Security, and the Depository shall be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global Security for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by the Depository or impair, as between the Depository and its Participants or Indirect Participants, the Applicable Procedures or the operation of customary practices of the Depository governing the exercise of the rights of a holder of a beneficial interest in any Global Security.

(c) Certificated Notes. Except as otherwise provided in this Indenture, owners of beneficial interests in Global Securities will not be entitled to receive physical delivery of certificated Notes.

SECTION 2.02. Depository, Registrar and Paying Agent.

(a) The Company initially appoints The Depository Trust Company (“DTC”) to act as Depository with respect to the Global Securities.

(b) The Company initially appoints the Trustee to act as the Registrar and Paying Agent with respect to the Notes, and the Trustee hereby initially agrees so to act.

SECTION 2.03. Additional Notes.

The Company will be entitled, subject to its compliance with Section 4.09, to issue Additional Notes under this Supplemental Indenture in an unlimited aggregate principal amount which shall have identical terms as the Initial Notes, other than with respect to the principal amount, date of issuance and issue price and first payment of interest. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Supplemental Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company will set forth in a resolution of its Board of Directors and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Supplemental Indenture; and

(b) the issue price, the issue date, the first interest payment date and the CUSIP number(s) of such Additional Notes.

ARTICLE 3

REDEMPTION AND PREPAYMENT

SECTION 3.01. Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.02 of this Supplemental Indenture and paragraph 5 of the Notes, it shall furnish to the Trustee an Officers’ Certificate setting forth (i) the Section of this Supplemental Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of Notes to be redeemed, and (iv) the Redemption Price. If the Company elects to redeem Notes pursuant to the provisions of Section 3.02 of this Supplemental Indenture and paragraph 5 of the Notes, it shall furnish such Officers’ Certificate to the Trustee at least 30 days but not more than 60 days before a Redemption Date unless a shorter notice shall be reasonably satisfactory to the Trustee. Each Officers’ Certificate shall be accompanied by an Opinion of Counsel from the Company to the effect that such redemption will comply with the conditions herein. Any such notice may be cancelled at any time prior to notice of such redemption being mailed to any Holder and shall, therefore, be void and of no effect.

SECTION 3.02. Optional Redemption.

(a) At any time and from time to time prior to December 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Notes issued under this Indenture at a redemption price equal to 106.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date) with the net cash proceeds of any Qualified Equity Offering; provided that:

(i) at least 65% of the aggregate principal amount of the Notes issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of any such redemption; and

(ii) any such redemption occurs within 90 days of the closing of any such Qualified Equity Offering.

(b) The Notes may not otherwise be redeemed at any time prior to maturity, provided that the Company may at its option redeem the Notes, in whole or in part from time to time, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed plus accrued interest thereon to the date of redemption and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months) at the Treasury Rate, plus 50 basis points. Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date.

(c) The Company may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws.

SECTION 3.03. Offer to Purchase by Application of Asset Sale Excess Proceeds.

(a) In the event that, pursuant to Section 4.10 hereof, the Company shall be required to commence an Asset Sale offer, it shall follow the procedures specified below.

(b) The Asset Sale offer shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company shall purchase the principal amount of Notes required to be purchased pursuant to Section 4.10 hereof (the “Offer Amount”) or, if less than the Offer Amount has been tendered, subject to clause (viii) below, all Notes tendered in response to the Asset Sale offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related Interest Payment Date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale offer.

Upon the commencement of the Asset Sale offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale offer. The Asset Sale offer shall be made to all Holders. The notice, which shall govern the terms of the Asset Sale offer, shall state:

(i) that the Asset Sale offer is being made pursuant to this Section 3.03 and Section 4.10 hereof and the length of time the Asset Sale offer shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale offer shall cease to accrue interest, after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale offer may elect to have Notes purchased in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof only;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Company, the depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) if applicable, that, if the aggregate principal amount of Notes and other Pari Passu Indebtedness surrendered by holders exceeds the Offer Amount, the Company shall select the Notes and other Pari Passu Indebtedness to be purchased on a pro rata basis based on the principal amount of Notes and such other Pari Passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date, the Company shall, to the extent lawful, and subject to clause (viii) above, accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale offer, or if less than the Offer Amount has been tendered, all Notes tendered, and shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.03. The Company, the depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five Business Days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company shall promptly issue a new Note, and the Trustee, upon receipt of an Company Order to authenticate such Note, shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered or cause the Schedule of Increases or Decreases with respect to such Global Security to be increased, as applicable. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall notify the Trustee of the results of the Asset Sale offer on the Purchase Date.

Other than as specifically provided in this Section 3.03, any purchase pursuant to this Section 3.03 shall be made pursuant to the provisions of Section III of the Base Indenture.

ARTICLE 4

COVENANTS

SECTION 4.01. Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest, shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 11:00 a.m. Eastern Time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest, then due.

The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate per annum then borne by the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful.

SECTION 4.02. Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings; provided that neither the Company nor any such Restricted Subsidiary shall be required to pay or discharge, or cause to be paid or discharged, any such tax, assessment, charge or claim the amount, applicability or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

SECTION 4.03. Reports.

(a) Whether or not required by the SEC, so long as any Notes are outstanding the Company shall furnish to the Holders of the Notes (with copies to the Trustee), within the time periods specified in the SEC’s rules and regulations:

(i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports.

The Company will be deemed to have furnished such reports to the Trustee and the Holders if the Company has filed such reports with the SEC via the EDGAR filing system (or any successor system) and such reports are publicly available.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding clause (a) will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Company’s Unrestricted Subsidiaries.

(c) In addition, whether or not required by the SEC, the Company shall file a copy of all of the information and reports referred to in clauses (a)(i) and (a)(ii) above with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

(d) Trustee’s receipt of such reports, information and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates or certificates delivered pursuant to Section 4.09 of the Base Indenture).

SECTION 4.04. [Reserved].

SECTION 4.05. Limitation on Sale and Leaseback Transactions.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, enter into any transaction pursuant to which property is sold or transferred by it or a Restricted Subsidiary and is thereafter leased back as a capital lease by the Company or a Restricted Subsidiary; provided that the Company or any Restricted Subsidiary may enter into such a sale and leaseback transaction if:

(a) the Company or that Restricted Subsidiary could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in Section 4.09 and (ii) incurred a Lien to secure such Indebtedness pursuant to Section 4.12;

(b) the consideration received in such sale and leaseback transaction is at least equal to the Fair Market Value, as set forth in an Officers’ Certificate delivered to the Trustee, of the property that is the subject of that sale and leaseback transaction; and

(c) the transfer of assets in that sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with Section 4.10.

SECTION 4.06. Payments for Consent.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.07. Restricted Payments.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(a) declare and pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (in each case other than dividends or distributions (i) payable in the Company’s or any of its Restricted Subsidiaries’ Equity Interests (other than Disqualified Stock) or (b) to the Company or any of its Restricted Subsidiaries);

(b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any of the Company’s or its Restricted Subsidiaries’ Equity Interests (in each case other than (i) any of the Company’s Restricted Subsidiaries’ Equity Interests owned by the Company or another Restricted Subsidiary and (ii) a payment made solely with Equity Interests not constituting Disqualified Stock);

(c) make any payment (other than a payment made solely with Equity Interests not constituting Disqualified Stock) to purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity or scheduled sinking fund or mandatory redemption payment, any of the Company’s or its Restricted Subsidiaries’ Subordinated Indebtedness (other than Subordinated Indebtedness owed to the Company or any of its Restricted Subsidiaries), except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one year of the due date thereof and payments of principal and interest at the Stated Maturity thereof; or

(d) make any Restricted Investment;

(all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(i) no Default or Event of Default has occurred and is continuing or would exist upon giving effect to such Restricted Payment; and

(ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6) and (7) of the next paragraph), is less than the sum, without duplication, of

(A) 50% of the Company’s Consolidated Net Income for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company’s most recently ended fiscal quarter for which the Company’s financial statements are publicly available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

(B) 100% of the aggregate net cash proceeds or the Fair Market Value of property or assets received by the Company since the Issue Date as a contribution to the Company’s common equity capital or from the issue or sale of the Company’s Equity Interests (other than Disqualified Stock), plus

(C) to the extent that any of the Company’s Unrestricted Subsidiaries are redesignated as a Restricted Subsidiary after the Issue Date, the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation, plus

(D) the amount by which Indebtedness of the Company or its Restricted Subsidiaries (other than Indebtedness owed to the Company or a Restricted Subsidiary) is reduced on the Company’s balance sheet upon the conversion or exchange (other than by one of the Company’s Subsidiaries) subsequent to the date of this Indenture of any Indebtedness of the Company or any of the Company’s Restricted Subsidiaries convertible into or exchangeable for Capital Stock of the Company (other than Disqualified Stock) (less the amount of any cash, or the fair value of any other property, distributed by us upon such conversion or exchange), plus

(E) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any of the Company’s Restricted Subsidiaries from any of the Company’s Unrestricted Subsidiaries; provided, however, that the foregoing shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any of the Company’s Restricted Subsidiaries in such Unrestricted Subsidiary, plus

(F) to the extent that any Restricted Investment that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (I) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (II) the initial amount of such Restricted Investment.

So long as no Default has occurred and is continuing or would exist upon giving effect thereto (except with respect to clauses (3) and (5) below), the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions hereof;

(2) the redemption, purchase, repurchase, retirement, defeasance or other acquisition of any of the Company’s or any of its Restricted Subsidiaries’ Subordinated Indebtedness or of any of the Company’s Equity Interests in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to any of the Company’s Restricted Subsidiaries) of, the Company’s Equity Interests (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, purchase, repurchase, retirement, defeasance or other acquisition will be excluded from clause (iii)(B) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition or retirement for value of the Subordinated Indebtedness of the Company or Subordinated Indebtedness of any of its Restricted Subsidiaries with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or of Equity Interests other than Disqualified Stock;

(4) the purchase, repurchase, redemption, or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company’s (or any of its Restricted Subsidiaries’) management (or their estates or beneficiaries under their estates) pursuant to any management equity subscription agreement, stock option agreement or similar agreement or other agreement under which such Equity Interests were issued; provided that the aggregate price paid for all such purchased, repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any twelve-month period; provided, further, that any of the $5.0 million permitted to be applied under this clause (4) in any twelve-month period (and not so applied) may be carried forward for use in any future twelve-month period; provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests of the Company (other than Disqualified Stock) to any member of the Company’s (or any of its Restricted Subsidiaries’) management that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such purchase, repurchase, redemption or other acquisition or retirement for value will not increase the amount available for Restricted Payments under clause (iii)(B) of the preceding paragraph; plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date;

(5) in the case of a Subsidiary, the payment of dividends or any similar distribution to the holders of any class of its Capital Stock on a pro rata basis;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities;

(7) any cash payment, in lieu of issuance of fractional shares, in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or the Capital Stock of any of its Restricted Subsidiaries;

(8) to the extent no Default in any payment in respect of principal or interest under the Notes or the Credit Agreement or Event of Default has occurred and is continuing or would exist upon giving effect thereto, upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Indebtedness pursuant to provisions substantially similar to Section 4.13 and Section 4.10 hereof at a purchase price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a purchase price not greater than 100% of the principal amount thereof (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made a Change of Control Offer or Asset Sale offer, as the case may be, with respect to the Notes and have repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(9) to the extent no Default in any payment in respect of principal or interest under the Notes or the Credit Agreement or Event of Default has occurred and is continuing or would exist upon giving effect thereto, the payment of dividends on the Company’s common stock and the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Equity Interests of the Company (other than Disqualified Stock) in an aggregate amount not to exceed $75.0 million in any calendar year;

(10) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or the Disqualified Stock of any Restricted Subsidiary issued or incurred in compliance with Section 4.09 to the extent such dividends are included in the calculation of “Fixed Charges”; and

(11) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $100.0 million.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s), property or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 in excess of $50.0 million will be determined by the Board of Directors of the Company whose resolutions with respect thereto will be delivered to the Trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $75.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 4.07 were computed, together with a copy of any fairness opinion or appraisal required by this Indenture.

For purposes of this Section 4.07, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company shall not, and shall not permit any Restricted Subsidiary of the Company to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any of its Restricted Subsidiaries or pay any Indebtedness owed to the Company or any other of its Restricted Subsidiaries;

(ii) make any loans or advances to the Company or any other Restricted Subsidiary of the Company; or

(iii) transfer any of its properties or assets to the Company or any other Restricted Subsidiary of the Company.

(b) However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(i) any agreement or other document as in effect on the Issue Date or subsequent agreements or documents relating to the Company’s Indebtedness or Indebtedness of any Restricted Subsidiary and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of such agreements or documents; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not, in the good faith judgment of the Company, materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements or documents on the Issue Date;

(ii) this Indenture, the Notes and the Subsidiary Guarantee;

(iii) applicable law, rule, regulation or order;

(iv) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(v) customary provisions restricting subletting or assignment of any lease, contract or license and provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(vi) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property (and proceeds thereof) of the nature described in Section 4.08(a)(iii);

(vii) any agreement in connection with the sale of assets or Capital Stock, including, without limitation, any agreement for the sale or other disposition of a Restricted Subsidiary or its assets that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

(viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not, in the good faith judgment of the Company, materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(ix) Liens securing Indebtedness otherwise permitted to be incurred under Section 4.12 that limit the right of the debtor to dispose of the assets subject to such Liens;

(x) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

(xi) any encumbrance or restriction existing at the time of the acquisition of property, so long as the encumbrances or restrictions relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(xii) restrictions on cash and other deposits or net worth imposed by direct or indirect customers or suppliers under contracts entered into in the ordinary course of business;

(xiii) any Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary on or after the Issue Date, which encumbrance or restriction is in existence at the time such Person becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary or merging with or into a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(xiv) any Non-Recourse Receivable Subsidiary Indebtedness or other contractual requirements of a Receivable Subsidiary that is a Restricted Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivable Subsidiary or the accounts receivable and other financial assets described in the definition of “Qualified Receivables Transaction” which are subject to such Qualified Receivables Transaction; and

(xv) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date.

(c) Nothing contained in this Section 4.08 shall prevent the Company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under Section 4.12 hereof or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness that is not prohibited by this Indenture.

SECTION 4.09. Incurrence of Indebtedness.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue Disqualified Stock; provided, however, that the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and any other Indebtedness repaid or Disqualified Stock that ceased to be outstanding since the beginning of such four-quarter period had been repaid or ceased to be outstanding at the beginning of such four-quarter period.

(b) Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the incurrence of additional Indebtedness and letters of credit under one or more Credit Facilities and Guarantees thereof; provided that the aggregate principal amount of all Indebtedness of the Company and its Restricted Subsidiaries incurred pursuant to this clause (i) does not exceed $500.0 million at the time of incurrence thereof;

(ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

(iii) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness represented by the Notes and the Subsidiary Guarantee to be issued on the Issue Date and contribution, indemnification and reimbursement obligations owed by the Company or any Subsidiary Guarantor to any of the other of them in respect of amounts paid or payable on such Notes or Guarantees;

(iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the Company’s business or the business of such Restricted Subsidiary, in an aggregate principal amount, including all Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (iv), not to exceed $75.0 million at any time outstanding;

(v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness) that was incurred under Section 4.09(a) or Section 4.09(b)(ii) or (iii);

(vi) the incurrence by the Company or any of the Company’s Restricted Subsidiaries of intercompany Indebtedness owed to the Company or any of the Restricted Subsidiaries; provided, however, that:

(1) if the Company is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes;

(2) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of such Subsidiary Guarantor’s Subsidiary Guarantee; and

(3) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

(vii) the incurrence by the Company or any of the Company’s Restricted Subsidiaries of Hedging Obligations and other obligations with respect to derivative transactions incurred to hedge bona fide business risks and not for speculative purposes;

(viii) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness permitted to be incurred by another provision of this covenant; provided that, if the Indebtedness being guaranteed is subordinated to the Notes, such guarantee is subordinated to the Notes to the same extent as the Indebtedness being guaranteed;

(ix) Indebtedness incurred in respect of workers’ compensation claims and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by the Company or any Restricted Subsidiary in the ordinary course of business;

(x) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the acquisition or disposition of any business, assets or Equity Interests of the Company or a Restricted Subsidiary otherwise permitted under this Indenture;

(xi) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence, and Indebtedness arising from negative account balances in cash pooling arrangements arising in the ordinary course of business;

(xii) obligations of the Company or its Restricted Subsidiaries in respect of customer advances received and held in the ordinary course of business; and

(xiii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) not to exceed the greater of (x) $100.0 million and (y) 7.5% of Consolidated Tangible Assets at the time of incurrence thereof (which amount may be incurred, in whole or in part, under any of the Credit Facilities).

(c) For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Section 4.09(b) as of the date of incurrence thereof or is entitled to be incurred pursuant to Section 4.09(a), the Company shall, in its sole discretion, at the time the proposed Indebtedness is incurred, (x) classify all or a portion of that item of Indebtedness on the date of its incurrence under either Section 4.09(a) or under any category of Permitted Debt, (y) reclassify at a later date all or a portion of that or any other item of Indebtedness as being or having been incurred in any manner that complies with this covenant and (z) elect to comply with this Section 4.09 and the applicable definitions in any order; provided, however, any Indebtedness outstanding pursuant to the Credit Agreement on the date of this Supplemental Indenture will be deemed to have been incurred pursuant to Section 4.09(b)(i) and may not later be reclassified.

(d) The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Indebtedness in the form of additional Indebtedness or payment of dividends on Capital Stock in the forms of additional shares of Capital Stock with the same terms will not be deemed to be an incurrence of indebtedness for purposes of this Section 4.09.

(e) The Company shall not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually or by its terms subordinate or junior in right of payment to any Senior Debt of the Company and not subordinate or junior in right of payment to the Notes to the same extent; provided, however, that no Indebtedness of the Company will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority or by virtue of structural subordination. No Subsidiary Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually or by its terms subordinate or junior in right of payment to the Senior Debt of such Subsidiary Guarantor and not subordinate or junior in right of payment to such Subsidiary Guarantor’s Subsidiary Guarantee to the same extent; provided, however, that no Indebtedness of a Subsidiary Guarantor will be deemed to be contractually subordinated in right of payment solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority or by virtue of structural subordination.

SECTION 4.10. Limitation on Asset Sales.

(a) The Company shall not, and shall not permit any of the Company’s Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) the Company (or the Restricted Subsidiary, as the case may be) receive consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets sold, leased, transferred, conveyed or otherwise disposed of;

(ii) the fair market value, if greater than $75.0 million, is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(iii) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash, Cash Equivalents or Replacement Assets.

(b) For purposes of this Section 4.10, each of the following will be deemed to be cash:

(i) any liabilities of the Company or any of its Restricted Subsidiaries, as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Restricted Subsidiary’s Subsidiary Guarantee), that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability with respect thereto; and

(ii) any securities, Notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of their receipt (subject to ordinary settlement periods), to the extent of the cash received in that conversion; and

(iii) any Designated Non-cash Consideration received by the Company or any such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (iii) that is at the time outstanding, not to exceed the greater of $25.0 million and 1.5% of the Company’s Consolidated Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(c) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds at the Company’s option:

(i) to permanently reduce obligations under the Credit Agreement and, in the case of revolving obligations thereunder, to correspondingly reduce commitments with respect thereto (or other Indebtedness of the Company or any Subsidiary Guarantor secured by a Lien) or Pari Passu Indebtedness; provided that if the Company or a Subsidiary Guarantor shall so reduce obligations under such Pari Passu Indebtedness, it will equally and ratably reduce Obligations under the Notes by making an offer (in accordance with Section 3.03 hereof) to all Holders of Notes to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of Notes), in each case other than Indebtedness owed to either the Company or an Affiliate of the Company (provided that in the case of any reduction of any revolving obligations, the Company or such Subsidiary shall effect a corresponding reduction of commitments with respect thereto);

(ii) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(iii) to acquire assets (other than inventory) that are used or useful in a Permitted Business;

(iv) to make capital expenditures in or that are used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in a manner not prohibited by this Indenture, in each case, to the extent such expenditures are made by or used in the Company or a Subsidiary Guarantor; or

(v) any combination of the foregoing clauses (i) through (iv).

In the case of each of Sections 4.10(c)(ii) and (iii), the entry into a definitive agreement to acquire such assets within 365 days after the receipt of any Net Proceeds from an Asset Sale shall be treated as a permitted application of the Net Proceeds from the date of such agreement so long as the Company or such Restricted Subsidiary, as the case may be, enters into such agreement with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 455 days of the date of the receipt of such Net Proceeds and such Net Proceeds are actually so applied within such period.

(d) Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(e) Any Net Proceeds from Asset Sales that are not applied or invested as in Section 4.10(c) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, the Company will, within 30 days, make an Asset Sale offer to all Holders of Notes and all holders of Pari Passu Indebtedness containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes and Pari Passu Indebtedness tendered into such Asset Sale offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes and such Pari Passu Indebtedness to be purchased as described in Section 3.03 hereof. Upon completion of each Asset Sale offer, the amount of Excess Proceeds will be reset at zero.

(f) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached the Company’s obligations under this Section 4.10 by virtue of such conflict.

SECTION 4.11. Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of the Company’s or its Restricted Subsidiaries’ respective properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company involving aggregate consideration in excess of $25.0 million (each, an “Affiliate Transaction”), unless:

(i) such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Subsidiary than those that could reasonably have been obtained in a comparable arm’s-length transaction by the Company or such Subsidiary with an unaffiliated party; and

(ii) the Company delivers to the Trustee:

(1) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, a resolution of the Company’s Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this covenant; and

(2) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75.0 million, an Officers’ Certificate certifying that such transaction or transactions have been approved by a majority of the disinterested members of the Company’s Board of Directors;

provided, that the Company shall not be required to comply with Section 4.11(a)(ii)(2) above in connection with transactions in the ordinary course of business between the Company or one of its Restricted Subsidiaries with any of Nikki America Fuel Systems, LLC, Toro Briggs & Stratton LLC, Briggs & Stratton Daihatsu, LLC, Starting USA Corporation or Daihatsu - Briggs & Stratton Co., Ltd.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(i) any employment agreement, employee benefit plan, related trust agreement or any other similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(ii) transactions between or among the Company and/or its Restricted Subsidiaries;

(iii) transactions with a Person that is an Affiliate of the Company’s solely because the Company owns an Equity Interest in such Person;

(iv) the payment of reasonable and customary compensation and indemnities and other benefits to members of the Company’s Board of Directors or the Board of Directors of a Restricted Subsidiary who are outside directors;

(v) the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to directors, officers and employees of the Company or any Restricted Subsidiary in the ordinary course of business;

(vi) sales of Equity Interests (other than Disqualified Stock) to Affiliates of the Company;

(vii) Permitted Investments, Restricted Payments that are permitted by Section 4.07 and transactions permitted by, and complying with, Section 5.01;

(viii) any agreement (including any certificate of designations relating to Capital Stock) as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(ix) transactions effected as part of a Qualified Receivables Transaction;

(x) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not the an Affiliate of the Company; and

(xi) sales or leases of goods to joint ventures and Affiliates (but excluding any officers or directors) in the ordinary course of business for less than fair market value but not for less than cost.

SECTION 4.12. Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or Attributable Debt on any asset now owned or hereafter acquired or any proceeds therefrom, or assign or convey any right to receive income therefrom, except Permitted Liens, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and the Subsidiary Guarantee are secured by a Lien on such property (including Capital Stock of a Restricted Subsidiary), assets, proceeds, income or profit that is senior in priority to such Liens until such time as such Subordinated Indebtedness is no longer secured by such Liens; and

(2) in the case of Liens securing Senior Debt, the Notes and the Subsidiary Guarantee are equally and ratably secured on such property (including Capital Stock of a Restricted Subsidiary), assets, proceeds, income or profit until such time as such Senior Debt is no longer secured by such Liens.

SECTION 4.13. Offer to Repurchase upon Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Payment”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, on the Notes repurchased to the purchase date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

Within 10 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Company shall send, by first-class mail, with a copy to the Trustee, a notice to each Holder describing the transaction or series of transactions that constitute a Change of Control at such Holder’s address appearing in the securities register maintained in respect of the Notes by the Registrar (the “Security Register”), and stating:

(i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to Section 4.13 and that all Notes timely tendered will be accepted for payment;

(ii) the Change of Control Payment and the purchase date, which shall be, subject to any contrary requirements of applicable law, a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and

(iv) the procedures that Holders must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.13, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such conflict.

(b) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

The Paying Agent shall promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and upon receipt of a Company Order to authenticate the Notes, the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

(c) The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of this Indenture are applicable. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(d) The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer or (ii) a notice of redemption has been given pursuant to Section 3.02.

(e) Notwithstanding the foregoing, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for transaction or series of transactions that constitute a Change of Control at the time of consummating the Change of Control Offer.

SECTION 4.14. Business Activities.

The Company shall not, and shall not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Subsidiaries taken as a whole.

SECTION 4.15. Additional Subsidiary Guarantors.

If at any time a Domestic Subsidiary guarantees any Indebtedness having a principal amount of $15.0 million or more under a Credit Facility or if a Domestic Subsidiary constitutes a Significant Domestic Subsidiary, then such Domestic Subsidiary shall become a Subsidiary Guarantor and will execute and deliver to the Trustee a supplemental indenture providing for such Domestic Subsidiary to become a Subsidiary Guarantor and deliver an Opinion of Counsel satisfactory to the Trustee within 10 Business Days of the date on which it became a guarantor of such amount of Indebtedness under a Credit Facility or within 45 days after the end of the fiscal quarter during which it became a Significant Domestic Subsidiary, as the case may be; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with this Indenture for so long as they continue to constitute Unrestricted Subsidiaries.

SECTION 4.16. Removal of Covenants.

Following the first day (the “Removal Date”) that: (i) the Notes have an Investment Grade Rating from both of the Ratings Agencies; and (ii) no Default has occurred and is continuing under this Indenture; the Company and its Restricted Subsidiaries will not be subject to the following covenants beginning on the Removal Date and continuing at all times thereafter regardless of any subsequent changes in the rating of the Notes:

(i) Section 4.06 hereof;

(ii) Section 4.07 hereof;

(iii) Section 4.08 hereof;

(iv) Section 4.09 hereof;

(v) Section 4.10 hereof;

(vi) Section 4.11 hereof; and

(vii) Section 5.01(d) hereof.

The Company shall promptly deliver to the Trustee notice of any Removal Date and its effective date.

SECTION 4.17. Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if upon giving effect to such designation a Default would not exist. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of Section 4.7 to the extent such Investments do not constitute Permitted Investments, as determined by the Company. That designation will only be permitted if the Investments would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Company may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if upon giving effect to such redesignation a Default would not exist and all Indebtedness of such Unrestricted Subsidiary will be deemed to be incurred on the date of such redesignation. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

ARTICLE 5

SUCCESSORS

SECTION 5.01. Merger, Consolidation or Sale of Assets.

The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and the properties or assets of its Restricted Subsidiaries taken as a whole, in one or more related transactions (except for a pledge of assets as collateral for security purposes but not any outright assignment upon any foreclosure of such collateral), to another Person; unless:

(a) either: (x) the Company is the surviving corporation; or (y) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all of the Company’s obligations under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(c) immediately after such transaction no Default or Event of Default exists; and

(d) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09 or (ii) the Company’s Fixed Charge Coverage Ratio, or that of the Person formed by or surviving any such consolidation or merger (if other than the Company), or as to which such sale, assignment, transfer, conveyance or other disposition has been made, shall not be less than the Company’s Fixed Charge Coverage Ratio immediately prior to such transaction or series of transactions.

Notwithstanding the foregoing, failure to satisfy the requirements of the preceding clauses (c) and (d) will not prohibit:

(i) a merger between the Company and a Restricted Subsidiary that is a wholly-owned Subsidiary of the Company or the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to a Restricted Subsidiary that is a wholly-owned Subsidiary of the Company; or

(ii) a merger between the Company and an Affiliate formed solely for the purpose of converting the Company into an entity organized under the laws of the United States or any political subdivision or state thereof; so long as, in each case, the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

SECTION 5.02. Successor Company Substituted.

The Person formed by or surviving any consolidation or merger (if other than the Company) shall succeed to, and be substituted for, and may exercise every right and power of the Company under this Indenture, but, in the case of a lease of all or substantially all the Company’s assets, the Company shall not be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default and Remedies.

Each of the following is an “Event of Default” if it shall occur and be continuing:

(i) default for 30 days in the payment when due of interest on the Notes;

(ii) default in payment when due of the principal of or premium, if any, on the Notes;

(iii) failure by the Company or any of its Restricted Subsidiaries to comply with Section 5.01 hereof;

(iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to comply with Sections 4.10 or 4.13 hereof;

(v) failure to perform or comply with Section 4.03 hereof and continuance of such failure to perform or comply for a period of 90 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(vi) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to comply with any other covenant or agreement in this Indenture or the Notes after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(vii) default by the Company or any Restricted Subsidiary under any mortgage, indenture or instrument (other than this Indenture, the Notes and the Subsidiary Guarantee) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed (other than any such Indebtedness payable to the Company or any of its Subsidiaries) by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(1) is caused by a failure to pay any scheduled installment of principal on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a “Payment Default”); or

(2) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there exists a Payment Default or the maturity of which has been so accelerated at such time, aggregates more than $75.0 million;

(viii) failure by the Company or any of the Subsidiary Guarantors to pay final judgments (to the extent not covered by insurance) aggregating in excess of $75.0 million, which judgments are not paid, discharged, satisfied, waived, bonded or stayed for a period of 60 consecutive days;

(ix) except as permitted by or in accordance with this Indenture, the Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under the Subsidiary Guarantee;

(x) the Company or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) generally is not paying its debts as they become due; and

(xi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) in an involuntary case; or

(2) appoints a Custodian of the Company or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) or for all or substantially all of the property of the Company or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

(3) orders the liquidation of the Company or any of its Significant Subsidiaries (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days.

SECTION 6.02. Acceleration.

If an Event of Default (other than an Event of Default specified in clauses (x) or (xi) of Section 6.01 hereof, with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together would constitute a Significant Subsidiary), shall have occurred and be continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest, to the date of acceleration, by a notice in writing to the Company (and to the Trustee if given by the Holders of the Notes); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in this Indenture.

In the event of a declaration of acceleration of the Notes solely because an Event of Default under Section 6.01(vii) hereof has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the Event of Default or Payment Default triggering such Event of Default pursuant to Section 6.01(vii) hereof shall be remedied or cured by the Company or a Restricted Subsidiary or waived by the Holders of the relevant Indebtedness within 20 Business Days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

In the case of an Event of Default specified in clauses (x) or (xi) of Section 6.01 hereof, with respect to the Company, any Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together would constitute a Significant Subsidiary shall occur, such amount with respect to all the Notes will become due and payable immediately without any declaration or other act on the part of the Trustee or the Holders.

Holders may not enforce this Indenture or the Notes except as provided in this Indenture. Subject to the limitations described in this Article 6, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

ARTICLE 7

[RESERVED]

ARTICLE 8

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 8.01. With Consent of Holders.

(a) Except as otherwise provided in this Article 8, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b) Without the consent of each Holder directly affected thereby, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or delay the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes;

(3) reduce the rate of or delay the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(7) waive a redemption payment with respect to any Note;

(8) make any change in the preceding amendment and waiver provisions; or

(9) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes in a manner that would materially adversely affect the Holders of the Notes.

(c) Without the consent of at least two-thirds in aggregate principal amount of the Notes then outstanding, an amendment or waiver may not:

(1) make any change in the provisions of the Indenture described under Section 3.03, Section 4.10 and Section 4.13 hereof; or

(2) release any Domestic Subsidiary from any of its obligations under the Subsidiary Guarantee or the Indenture, except in accordance with the terms of the Indenture.

SECTION 8.02. Without Consent of Holders.

Notwithstanding any other provision of this Indenture or the Notes to the contrary, without the consent of any Holder of Notes, the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect, omission, mistake or inconsistency;

(2) to provide for global Notes and/or uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption by a successor Person of the Company’s obligations under the Indenture in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes (including the addition of Events of Default);

(5) to make any change to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust indenture Act;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(7) to add a Subsidiary Guarantor under the Indenture or release a Subsidiary Guarantor in accordance with the Indenture;

(8) to conform the text of the Indenture, the Notes or the Subsidiary Guarantee to any provision of the “Description of Notes” section of the Company’s prospectus supplement dated December 15, 2010 relating to the Notes, to the extent such provision of the Indenture, the Notes or the Subsidiary Guarantee was intended to conform to the text of such “Description of Notes” section;

(9) to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee; and

(10) to provide for or confirm the issuance of additional Notes in accordance with the terms of the Indenture.

ARTICLE 9

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 9.01. Discharge of Liability on Securities; Defeasance.

(a) This Indenture shall be discharged and shall cease to be of further effect as to all Securities issued hereunder when:

(i) either (x) all the Securities that have been authenticated, except lost, stolen or destroyed Securities that have been replaced or paid and Securities for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or (y) all the Securities that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the affected Securities, cash in U.S. dollars, non-callable Government Obligations, or a combination of cash in U.S. dollars and non-callable Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Securities not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(ii) the Company has paid or caused to be paid all sums payable by it under this Indenture; and

(iii) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Securities at maturity or the Redemption Date.

In addition, the Company shall deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee, upon which the Trustee may conclusively rely, stating that (i) all conditions precedent to satisfaction and discharge have been satisfied at the cost and expense of the Company, (ii) no Default with respect to the Securities has occurred and is continuing and (iii) such deposit does not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party.

(b) Subject to Sections 9.01(c) and 9.02, the Company may at any time elect to terminate some or all of its obligations under the outstanding Securities and this Indenture (hereinafter, “Legal Defeasance”) except for (a) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 9.02, and as more fully set forth in such Section, payments in respect of the principal of, premium, if any, and interest, on such Notes when such payments are due, (b) the Company’s obligations with respect to such Notes under Sections 2.04, 2.07, 2.08, 2.11 and 4.02 of the Base Indenture, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith, (d) the Company’s obligations incidental to the Company’s rights under Section 3.02 hereof and (e) this Article 9 and Article IX of the Base Indenture. The Company may terminate its obligations under Section 4.03 hereof, Sections 4.05 through 4.17 hereof, Section 5.01(d) hereof, Sections 4.07 and 4.09 of the Base Indenture and clauses (vii), (viii) and (ix) of Section 6.01 hereof on a date the conditions set forth in Section 9.02 are satisfied (hereinafter, “Covenant Defeasance”) and thereafter, any omission to comply with any covenant or clause referred to above will not constitute a Default or an Event of Default with respect to the Securities. The Company may exercise its Legal Defeasance option notwithstanding its prior exercise of its Covenant Defeasance option.

(c) If the Company exercises its Legal Defeasance option, payment of the Securities, may not be accelerated because of an Event of Default with respect thereto.

(d) Upon satisfaction of the conditions set forth herein and upon request of the Company, the Trustee shall acknowledge in writing the discharge of those obligations that the Company terminates.

(e) Notwithstanding clauses (a) and (b) above, the Company’s obligations in Sections 2.04, 2.06, 2.07, 2.08, 7.07, 9.05 and 9.06 of the Base Indenture shall survive until such time as the Securities have been paid in full. Thereafter, the Company’s obligations in Sections 7.07, 9.05 and 9.06 of the Base Indenture shall survive.

SECTION 9.02. Conditions to Defeasance.

The Legal Defeasance option or the Covenant Defeasance option in Section 9.01 may be exercised only if:

(a) the Company irrevocably deposits in trust with the Trustee cash in U.S. Dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the Stated Maturity or on the applicable Redemption Date, as the case may be, and the Company specifies whether the Notes are being defeased to maturity or to a particular Redemption Date;

(b) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(c) in the case of Legal Defeasance, the Company delivers to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee that:

(1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the date of this Indenture there has been a change in the applicable U.S. Federal income tax law,

to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(d) in the case of Covenant Defeasance, the Company delivers to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for U.S. Federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (including, without limitation, the Credit Agreement, but excluding the Indenture) to which the Company is a party or by which the Company is bound;

(f) the Company delivers to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the Company’s other creditors with the intent of defeating, hindering, delaying or defrauding the Company’s other creditors or others; and

(g) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

ARTICLE 10

SUBSIDIARY GUARANTEE

SECTION 10.01. Guarantee.

Subject to this Article 10, each of the Subsidiary Guarantors hereby, intending to be legally bound, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the obligations of the Company hereunder or thereunder, that: (a) the principal of and premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration pursuant to Section 6.02 hereof or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Subsidiary Guarantors shall be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

Each Subsidiary Guarantor hereby agrees that its obligations with regard to this Subsidiary Guarantee shall be joint and several, unconditional, irrespective of the validity or enforceability of the Notes or the obligations of the Company under this Indenture, the absence of any action to enforce the same, the recovery of any judgment against the Company or any other obligor with respect to this Indenture, the Notes or the Obligations of the Company under this Indenture or the Notes, any action to enforce the same or any other circumstances (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Each Subsidiary Guarantor further, to the extent permitted by law, waives and relinquishes all claims, rights and remedies accorded by applicable law to guarantors and agrees not to assert or take advantage of any such claims, rights or remedies, including but not limited to: (a) any right to require any of the Trustee, the Holders or the Company (each a “Benefited Party”), as a condition of payment or performance by such Subsidiary Guarantor, to (1) proceed against the Company, any other guarantor (including any other Subsidiary Guarantor) of the Obligations under the Subsidiary Guarantee or any other Person, (2) proceed against or exhaust any security held from the Company, any such other guarantor or any other Person, (3) proceed against or have resort to any balance of any deposit account or credit on the books of any Benefited Party in favor of the Company or any other Person, or (4) pursue any other remedy in the power of any Benefited Party whatsoever, (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Company including any defense based on or arising out of the lack of validity or the unenforceability of the Obligations under the Subsidiary Guarantee or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company from any cause other than payment in full of the Obligations under the Subsidiary Guarantee; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Benefited Party’s errors or omissions in the administration of the Obligations under the Subsidiary Guarantee, except behavior which amounts to bad faith; (e)(1) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of the Subsidiary Guarantee and any legal or equitable discharge of such Subsidiary Guarantor’s obligations hereunder, (2) the benefit of any statute of limitations affecting such Subsidiary Guarantor’s liability hereunder or the enforcement hereof, (3) any rights to set-offs, recoupments and counterclaims and (4) promptness, diligence and any requirement that any Benefited Party protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentations, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of the Subsidiary Guarantee, notices of default under the Notes or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Obligations under the Subsidiary Guarantee or any agreement related thereto, and notices of any extension of credit to the Company and any right to consent to any thereof; (g) to the extent permitted under applicable law, the benefits of any “One Action” rule and (h) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of the Subsidiary Guarantee. Each Subsidiary Guarantor hereby covenants that its obligations under the Subsidiary Guarantee shall not be discharged except by complete performance of such obligations and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Subsidiary Guarantors, any amount paid by either to the Trustee or such Holder, this Subsidiary Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 6.02 hereof for the purposes of this Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby and (y) in the event of any declaration of acceleration of such obligations as provided in Section 6.02 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Subsidiary Guarantors for the purpose of this Subsidiary Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantee.

SECTION 10.02. Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to the Subsidiary Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Subsidiary Guarantors hereby irrevocably agree that the obligations of such Subsidiary Guarantor under this Article 10 shall be limited to the maximum amount as shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Subsidiary Guarantor that are relevant under such laws, including, if applicable, its guarantee of all obligations under the Credit Agreement, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under this Article 10, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent transfer or conveyance.

SECTION 10.03. Execution and Delivery of Subsidiary Guarantee.

The Guarantor’s execution and delivery of this Supplemental Indenture evidence its obligations under the Subsidiary Guarantee. Each other Subsidiary Guarantor’s obligations under the Subsidiary Guarantee will be evidenced by its execution and delivery of a supplemental indenture in accordance with Section 10.06.

If an officer whose signature is on this Supplemental Indenture or on any supplemental indenture providing for the addition of a Subsidiary Guarantor no longer holds that office at the time the Trustee authenticates the Note to which the Subsidiary Guarantee provided by the applicable Subsidiary Guarantor relates, the Subsidiary Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

SECTION 10.04. Subsidiary Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 10.05 hereof, a Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, other than the Company or another Subsidiary Guarantor, unless:

(a) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(b) either (i) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger, in each case if such Person is one of our Subsidiaries, assumes all the obligations of that Subsidiary Guarantor under the Indenture and the Subsidiary Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or (ii) the Net Proceeds of such sale or other disposition are applied in accordance with Section 4.10.

In case of any such consolidation, merger, sale or conveyance and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Subsidiary Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Subsidiary Guarantor, such successor Person shall succeed to and be substituted for the Subsidiary Guarantor with the same effect as if it had been named herein as a Subsidiary Guarantor.

SECTION 10.05. Releases.

(a) A Subsidiary Guarantor will be released from the Subsidiary Guarantee:

(i) (A) automatically without any further action on the part of the Trustee or any Holder of the Notes, in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger, consolidation or otherwise) to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale or other disposition complies with the applicable provisions of this Indenture relating to Asset Sales, including, without limitation Section 4.10 hereof; (B) automatically without any further action on the part of the Trustee or any Holder of the Notes, in connection with any sale of Capital Stock of that Subsidiary Guarantor that causes such Subsidiary Guarantor to cease to be a Subsidiary to a Person that is not (either before or after giving effect to such transaction) a Subsidiary of the Company, if the sale complies with the provisions of this Indenture relating to Asset Sales, including, without limitation Section 4.10 hereof; and (C) automatically without any further action on the part of the Trustee or any Holder of the Notes, upon delivery by the Company to the Trustee of an Officers’ Certificate certifying that Subsidiary Guarantor shall (i) not constitute a Significant Domestic Subsidiary and (ii) no longer Guarantee (other than by virtue of the Subsidiary Guarantee) any Indebtedness having a principal amount of $15.0 million or more under a Credit Facility;

(ii) if the Company designates such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture, including, without limitation, Section 4.17 hereof; and

(iii) if the Company exercises its Legal Defeasance option or its Covenant Defeasance option as described in Sections 9.01 and 9.02 hereof, or if the Company’s Obligations under this Indenture are discharged in accordance with Section 9.01(a).

(b) Any Subsidiary Guarantor not released from its obligations under the Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article 10.

(c) At the request of the Company, and upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel that such release complies with this Indenture, the Trustee shall execute and deliver an appropriate instrument evidencing any release of a Subsidiary Guarantor from the Subsidiary Guarantee (it being understood that the failure to obtain any such instrument shall not impair any automatic release pursuant to Section 10.05(a)).

SECTION 10.06. Additional Subsidiary Guarantors.

Each Person that is required to become a Subsidiary Guarantor after the Issue Date pursuant to Section 4.15 or Section 4.17 hereof shall execute and deliver to the Trustee (i) a supplemental indenture which subjects such Person to the provisions of this Indenture as a Subsidiary Guarantor of the Notes and (ii) an Opinion of Counsel to the effect that such documents have been duly authorized and executed by such Person and constitute the legal, valid, binding and enforceable obligations of such Person (subject to customary exceptions concerning fraudulent conveyance laws, creditors’ rights and equitable principles).

ARTICLE 11

[RESERVED]

ARTICLE 12

MISCELLANEOUS

SECTION 12.01. Trust Indenture Act Controls.

If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this Supplemental Indenture by the Trust Indenture Act, the provision required by the Trust Indenture Act shall control.

SECTION 12.02. Notices.

Any notice or communication by the Company or the Trustee to the other is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or electronic transmission or overnight air courier guaranteeing next-day delivery, to the other’s address:

If to the Company:

Briggs & Stratton Corporation

12301 West Wirth Street

Wauwatosa, WI 53222-2210

Attention: David J. Rodgers

Facsimile: 414-259-5773

With a copy to:

Foley & Lardner LLP

777 East Wisconsin Avenue

Milwaukee, WI 53202-5306

Attention: Patrick G. Quick and Mark T. Plichta

Facsimile: 414-297-4900

If to the Trustee:

Wells Fargo Bank, National Association

230 West Monroe Street

Chicago, IL 60606

Attention: Corporate Trust Services

Facsimile: 312-726-2158

With a copy to:

Drinker Biddle & Reath LLP

191 North Wacker Drive, Suite 3700

Chicago, Illinois 60606

Attention: Steven M. Wagner

Facsimile: 312-569-3000

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to the Trustee or Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if sent by facsimile transmission; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. All notices and communications to the Trustee or Holders shall be deemed duly given and effective only upon receipt.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next-day delivery to its address shown on the security register for the Notes. Any notice or communication shall also be so mailed to any Person described in Trust Indenture Act § 313(c), to the extent required by the Trust Indenture Act. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION 12.03. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to Trust Indenture Act § 312(b) with other Holders with respect to their rights under this Supplemental Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act § 312(c).

SECTION 12.04. Governing Law.

This Supplemental Indenture and the Notes shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 12.05. Waiver of Jury Trial.

EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 12.06. No Adverse Interpretation of Other Agreements.

This Supplemental Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Supplemental Indenture.

SECTION 12.07. Successors.

All covenants and agreements of the Company in this Supplemental Indenture and the Notes shall bind its successors. All covenants and agreements of the Trustee, any additional Trustee and any Paying Agents in this Supplemental Indenture shall bind its successors.

SECTION 12.08. Severability.

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.09. Counterpart Originals.

The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

SECTION 12.10. Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings in this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.11. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.12. Note Purchases by Company and Affiliates.

The Company and its Affiliates shall be permitted to purchase Notes, whether through private purchase, open market purchase, tender offer, or otherwise. Such purchase or acquisition shall not operate as or be deemed for any purpose to be a redemption of the Indebtedness represented by such Notes. Any Notes purchased or acquired by the Company may be delivered to the Trustee and, upon such delivery the Indebtedness represented thereby shall be deemed to be satisfied.

[Signatures on following page]

SIGNATURES

Dated as the date first written above.

COMPANY:

BRIGGS & STRATTON CORPORATION

By:	/s/ David J. Rodgers
	Name:	David J. Rodgers
	Title:	Senior Vice President and Chief Financial Officer

GUARANTOR:

BRIGGS & STRATTON POWER PRODUCTS GROUP, LLC

By:	/s/ Todd J. Teske
	Name:	Todd J. Teske
	Title:	President

S-1

TRUSTEE:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gregory S. Clarke
	Name:	Gregory S. Clarke
	Title:	Vice President

S-2

EXHIBIT A

[FORM OF FACE OF NOTE]

No.	$225,000,000
CUSIP No. 109043 AG4

6  7/8% Senior Notes due 2020

Briggs & Stratton Corporation, a Wisconsin corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of TWO HUNDRED TWENTY FIVE MILLION DOLLARS ($225,000,000) on December 15, 2020.

Interest Payment Dates: June 15 and December 15, commencing June 15, 2011.

Record Dates: June 1 and December 1.

Additional provisions of this Note are set forth on the other side of this Note.

BRIGGS & STRATTON CORPORATION

By:
Name:
Title:

Dated: December 20, 2010

TRUSTEE’S CERTIFICATE OF AUTHENTICATION WELLS FARGO BANK, NATIONAL ASSOCIATION as Trustee, certifies that this is one of the Global Securities referred to in the within mentioned Indenture.

By:
Authorized Signatory

[GLOBAL SECURITY LEGEND]

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITORY (AS DEFINED IN THE BASE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THE LIMITED CIRCUMSTANCES DESCRIBED IN THE WITHIN MENTIONED INDENTURE.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[FORM OF REVERSE SIDE OF NOTE]

6  7/8% Senior Notes due 2020

Capitalized definitional terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Interest

Briggs & Stratton Corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”) promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount of this Note at the rate per annum shown above. The Company will pay interest semi-annually in arrears on June 15 and December 15 of each year, or, if such date is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”), commencing June 15, 20111. Interest on the Notes will accrue from and including the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from and including December 20, 20102, in each case to but excluding the date on which interest is paid or duly provided for. The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at the interest rate for the Notes. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.	Method of Payment

The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the end of the June 1 or December 1 (whether or not a Business Day) next preceding the applicable Interest Payment Date. The Company will pay by wire transfer of immediately available funds principal of and interest and premium on all Global Securities and all other Notes the Holders of which shall have provided wire transfer instructions no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee (as defined below) may accept in its judgment) to the Company or the Paying Agent. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their respective addresses set forth in the Security Register. All payments on the Notes shall be in such coin or currency of the United States of America at the time of payment is legal tender for payment of public and private debts.

3.	Paying Agent and Registrar

Initially, Wells Fargo Bank, National Association (the “Trustee”), will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

[1]	In the case of Notes issued on the Issue Date.
[2]	In the case of Notes issued on the Issue Date.

4.	Indenture

The Company issued the Notes under an Indenture dated as of December 20, 2010 (the “Base Indenture”), as supplemented by that First Supplemental Indenture dated as of December 20, 2010 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), each among the Company, the Guarantor and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. Terms defined in the Indenture and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of those terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

The Company shall be entitled, subject to its compliance with Section 4.09 of the Supplemental Indenture, to issue Additional Notes pursuant to Section 2.03 of the Supplemental Indenture. The Initial Notes issued on the Issue Date and any Additional Notes will be treated as a single class for all purposes under the Indenture.

5.	Optional Redemption

At any time and from time to time prior to December 15, 2013, the Company may redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 106.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date) with the net cash proceeds of any Qualified Equity Offering; provided that:

(i) at least 65% of the aggregate principal amount of the Notes issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of any such redemption; and

(ii) any such redemption occurs within 90 days of the closing of any such Qualified Equity Offering.

The Notes may not otherwise be redeemed at any time prior to maturity, provided that the Company may at its option redeem the Notes, in whole or in part from time to time, at a Redemption Price equal to the greater of (1) 100% of the principal amount of the Notes to be redeemed plus accrued interest thereon to the date of redemption and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30 day months) at the Treasury Rate, plus 50 basis points. Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the Redemption Date.

The Company may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws.

6.	[Reserved]

7.	Repurchase at Option of Holder

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to a minimum of $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, on the Notes repurchased to the purchase date (subject to the right of Holders on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b) The Notes will be subject to redemption at the option of the Holders using Excess Proceeds from Asset Sales in accordance with Sections 3.03 and 4.10 of the Supplemental Indenture.

8.	Denominations; Transfer; Exchange

The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. A Holder may transfer or exchange Notes in accordance with the Indenture.

9.	Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

10.	Discharge and Defeasance

Subject to certain conditions, the Company at any time shall be entitled to terminate some or all of its and the Subsidiary Guarantors’ obligations under the Notes, the Subsidiary Guarantee and the Indenture if the Company deposits with the Trustee cash in U.S. Dollars, non-callable Government Securities, or a combination thereof, for the payment of principal of, and interest and premium, if any, on, the outstanding Notes to redemption or maturity, as the case may be.

11.	Amendment, Waiver

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes. Without the consent of any Holder, the Indenture or the Notes may be amended or supplemented to cure any ambiguity, defect, omission, mistake or inconsistency, to provide for global Notes and/or uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption by a successor Person of the obligations of the Company under the Indenture in the case of a merger or consolidation or sale of all or substantially all of the assets of the Company, to make any change that would provide any additional rights or benefits to the Holders of Notes (including the addition of Events of Default), to make any change to comply with any requirement of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act, to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor, to add a Subsidiary Guarantor under the Indenture or release a Subsidiary Guarantor in accordance with the Indenture, to conform the text of the Indenture, the Notes or the Subsidiary Guarantee to any provision of the “Description of Notes” section of the Company’s prospectus supplement dated December 15, 2010 relating to the Notes, to the extent such provision of the Indenture, the Notes or the Subsidiary Guarantee was intended to conform to the text of such “Description of Notes” section, to evidence and provide for the acceptance of appointment under the Indenture by a successor trustee and to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture.

12.	Defaults and Remedies

Events of Default are set forth in the Indenture. If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of all the Notes may be declared or become due and payable in the manner and with the effect provided in the Indenture, subject to waiver as provided in the Indenture.

13.	Guarantee

Each Subsidiary Guarantor guarantees to each Holder of a Note authenticated and delivered by the Trustee that the principal of and premium, if any, and interest on the Notes shall be promptly paid in full when due in accordance with the terms of the Subsidiary Guarantee.

14.	Trustee Dealings with the Company

Subject to certain limitations imposed by the Trust Indenture Act, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

15.	No Recourse Against Others

Any past, present, or future director, officer, employee, incorporator, agent, member or stockholder or Affiliate, as such, of the Company, any Subsidiary Guarantor or the Trustee shall not have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture or the Subsidiary Guarantee or for any claim based on, in respect of or by reason of, such obligations or their creation. By accepting a Note, each Holder waives and releases all such liabilities. The waiver and release are part of the consideration for the issuance of the Notes.

16.	Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent) signs the certificate of authentication on the other side of this Note.

17.	Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/M/A (=Uniform Gift to Minors Act).

18.	CUSIP Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.	Governing Law

This Notes shall be governed by and construed in accordance with the internal laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture. Requests may be made to:

Investor Relations

Briggs & Stratton Corporation

12301 West Wirth Street

Wauwatosa, Wisconsin 53222

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Sign exactly as your name appears on the other side of this Note.

Signature

Dated:

Signature Guarantee:

Signature must be guaranteed		Signature

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

[TO BE ATTACHED TO GLOBAL SECURITIES]

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal amount of this Global Security	Amount of increase in Principal amount of this Global Security	Principal amount of this Global Security following such decrease or increase	Signature of authorized officer of Trustee or Custodian

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to either Section 3.03 or Section 4.13 of the Supplemental Indenture, as applicable, check the corresponding box:

Section 3.03 ☐	Section 4.13 ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.03 or Section 4.13 of the Supplemental Indenture, as applicable, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.